Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholder of

Blackstone / GSO Strategic Credit Fund:

We consent to the use in this Pre-Effective Amendment No. 6 to Registration Statement No. 333-180618 on Form N-2 of our report dated August 22, 2012, relating to the financial statement of Blackstone / GSO Strategic Credit Fund appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Deloitte & Touche LLP
Denver, Colorado
September 24, 2012